Exhibit 99

For Immediate Release
Press contact: Nelson Duffle 512.437.2532 nelson_duffle@forgent.com	Investor contact: Michael Noonan 512.437.2476 michael_noonan@forgent.com

Forgent Announces the Results for the 2005 Fiscal First Quarter

IP license revenues grow; company achieves profitability

AUSTIN, Texas, Dec. 3, 2004—Forgent™ Networks (Nasdaq: FORG) today announced the results for the 2005 fiscal first quarter ended Oct. 31, 2004. During the 2005 fiscal first quarter, total revenues increased to approximately $6.5 million. Other highlights for the quarter include:

•	Increased revenues from the intellectual property licensing program to approximately $5.9 million

•	Attained $0.02 earnings per share

•	Achieved a 14% decline in operating expenses over the prior quarter

•	Improved cash, cash equivalents and short-term investments to approximately $21.7 million

“We are pleased with first quarter performance. We were profitable, we continued to successfully license our technology and sell our software,” said Richard Snyder, chairman and CEO of Forgent. “In addition we achieved a milestone reaching over $100 million in revenues since the licensing program began.”

Intellectual Property

The intellectual property program revenues were approximately $5.9 million for the first quarter of fiscal 2005 compared to $5.5 million for the fiscal fourth quarter of 2004, as a result of licensing Forgent’s still-image compression technology, embodied in U.S. Patent No. 4,698,672 (‘672 Patent). Forgent has initiated litigation against 44 companies for infringement of the ‘672 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. At the end of the quarter Forgent engaged new law firms and embarked on the next phase of the intellectual property program where it will be more aggressive in pursuing licensees and if necessary, litigation in order to protect its assets.

Since its inception, the intellectual property program has generated more than $100 million from licensing the ‘672 Patent to more than 35 different companies in Asia, Europe and the United States. The ‘672 Patent relates to digital image compression, and fields of use include digital still image device used to compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. The company’s patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

Software revenues for the first quarter of fiscal 2005 were approximately $0.6 million. The NetSimplicity software business continued to show progress and now has more than 1,000 customers worldwide, and provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity’s flagship product, Meeting Room Manager, enables customers to schedule conference rooms, catering and other resources with a few clicks of the mouse, thereby increasing productivity and reducing costs. In addition, NetSimplicity sells other high-value business applications, such as IT asset management, via its same low-cost e-marketing and telesales model.

Fiscal First Quarter Results

Revenue increased to $6.5 million for the fiscal first quarter compared to $6.2 million for the 2004 fiscal fourth quarter, reflecting an increase in intellectual property licensing revenues over the prior quarter. Gross margins improved to $3.3 million for the fiscal first quarter compared to $3.2 million for the 2004 fiscal fourth quarter. Overall expenses declined by approximately 14% to $3.0 million compared to $3.5 million for the 2004 fiscal fourth quarter as part of a continuing effort to reduce operating expenses. Net income from continuing operations was $0.4 million or $0.02 per share for the first fiscal quarter of 2005 compared to a net loss of $0.2 million or $0.01 per share for the fourth fiscal quarter of 2004. Cash, cash equivalents and short-term investments grew to approximately $21.7 million.

Outlook

Forgent expects to continue to generate license revenues in the 2005 fiscal year and fiscal second quarter. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Fri, Dec. 3, 2004, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook.

To participate, dial 800-901-5217 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 75433587. International callers should dial 617-786-2964 and use a pass code of 75433587. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent’s web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (Nasdaq: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent’s intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent’s software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company’s license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.

Forgent Networks Consolidated Balance Sheets

(Amounts in thousands, except per share-data)

	OCTOBER 31, 2004	JULY 31, 2004
	(UNAUDITED)
ASSETS
Current Assets:
Cash and equivalents, including restricted cash of $650 and $650 At October 31, 2004 and July 31, 2004, respectively	$20,157	$19,051
Short-term investments	1,558	2,490
Accounts receivable, net of allowance for doubtful accounts of $34 and $26 at October 31, 2004 and July 31, 2004	340	398
Notes receivable, net of reserve of $848 and $848 at October 31, 2004 and July 31, 2004	—	—
Prepaid expenses and other current assets	528	386

Total Current Assets	22,583	22,325
Property and equipment, net	3,514	3,165
Intangible assets, net	208	258
Other assets	168	267

	$26,473	$26,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,753	$1,509
Accrued compensation and benefits	238	290
Other accrued liabilities	1,045	1,060
Notes payable, current position	336	348
Deferred revenue	487	525

Total Current Liabilities	3,859	3,732
Long-Term Liabilities:
Deferred revenue	8	14
Other long-term obligations	2,669	2,769

Total Long-Term Liabilities	2,677	2,783
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000 Authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 40,000 authorized; 26,660 and 26,625 shares issued; 24,906 and 24,871 shares outstanding at October 31, 2004 and July 31, 2004, respectively	266	266
Treasury stock, 1,754 and 1,754 issued at October 31, 2004 and July 31, 2004, respectively	(4,726)	(4,726)
Additional paid-in capital	264,621	264,582
Accumulated deficit	(240,243)	(240,631)
Accumulated other comprehensive income	19	9

Total Stockholders’ Equity	19,937	19,500

	$26,473	$26,015

Forgent Networks Consolidated Statements of Operations

(Amounts in thousands, except per-share data)

	FOR THE THREE MONTHS ENDED OCTOBER 31,
	2004	2003
	(UNAUDITED)
REVENUES:
Intellectual property licensing	$5,856	$2,850
Software & services	599	999
Other	—	22

Total Revenues	6,455	3,871

COST OF SALES:
Intellectual property licensing	2,928	1,425
Software & services	205	851
Other	—	24

Total Cost of Sales	3,133	2,300
GROSS MARGIN	3,322	1,571

OPERATING EXPENSES:
Selling, general and administrative	2,599	3,033
Research and development	365	1,084
Amortization of intangible assets	12	4

Total Operating Expenses	2,976	4,121

INCOME (LOSS) FROM OPERATIONS	346	(2,550)

OTHER INCOME AND EXPENSES:
Interest income	68	62
Other	(12)	(45)

Total Other Income and Expenses	56	17

INCOME (LOSS) FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	402	(2,533)
Provision for income taxes	(14)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	388	(2,533)
Income from discontinued operations, net of income taxes	—	10

NET INCOME (LOSS)	$388	$(2,523)

BASIC AND DILUTED INCOME (LOSS) PER SHARE:

Income (loss) per share from continuing operations—basic and diluted	$0.02	$(0.10)

Income (loss) per share from discontinued operations—basic and diluted	$0.00	$0.00

Net income (loss) per share—basic and diluted	$0.02	$(0.10)

WEIGHTED AVERAGE SHARE OUTSTANDING:
Basic	24,893	24,600

Diluted	24,933	24,600

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